Exhibit 99.1

Sunrun Reports Second Quarter 2021 Financial Results

Customer Additions of 26,110 in Q2, Bringing Total Customers to 599,743, 19% year-over-year growth in Customers pro-forma for Vivint Solar

Increasing Full-Year Growth Guidance to 30%

Customer orders accelerated in Q2, increasing more than 25% quarter-over-quarter

Annual Recurring Revenue of $747 Million with Average Contract Life Remaining of 17 years

Net Earning Assets of $4.5 billion, including $858 million in Total Cash

Networked Solar Energy Capacity of 4.2 Gigawatts

SAN FRANCISCO, August 5, 2021 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the second quarter ended June 30, 2021.

“Consumers are seeking clean, affordable, resilient energy sources now more than ever. This quarter sales volumes accelerated to new records and we delivered record installations in both our direct and channel businesses. We are meeting this need while investing in our differentiated service offering, including virtual power plants and integration with electric vehicles,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder. “Our incredible team is tackling climate change while building a stronger, more resilient grid that puts customers at the center.”

“We remain on track to deliver a break-out year and are increasing our full-year growth guidance to 30%,” said Tom vonReichbauer, Sunrun’s Chief Financial Officer. “Given the advantages of our broad-reach and multi-channel strategy, our team is capturing the accelerating consumer interest, while executing the ongoing integration of Vivint Solar and navigating a dynamic supply chain environment.”

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 3.5% of the 77 million addressable homes in the US have solar. The US residential electricity market is over $187 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior electricity service, we are increasingly working to network our dispatchable solar and battery systems to provide resources to the grid, such as virtual power plants, to also serve the $120 billion annual market for utility capex. These virtual power plants offer greater potential for resiliency and precision than bulky centralized infrastructure.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights from the last quarter:

•In 2021 Sunrun now expects to accelerate its growth rate to 30%, an increase from the prior guidance of 25% to 30%. This growth is from a baseline scale that’s already twice the next competitor. Sunrun’s expanding customer value proposition, growing brand strength, differentiated talent brand and increasing competitive advantages are delivering share gains.
•Severe weather caused by climate change continues to uncover vulnerabilities with the electric grid’s aging infrastructure, leaving millions of people without power. Sunrun has now installed over 23,000 solar and battery systems nationwide, which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Solar and battery systems also optimize when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Installation volumes and attachment rates of batteries have increased again in Q2 to a record level. We continue to expect battery installations to increase more than 100% in 2021 compared to the prior year.

Exhibit 99.1

•We are delivering increased value to channel partners from our platform. This quarter we set another all-time record in volume in our channel business. Sunrun grew the selective group of partners we work with by over 15% in Q2 compared to the prior quarter. Nearly all of the new partners have agreed to exclusive agreements to sell Sunrun’s solar service offering.
•Sunrun’s new homes business continues to gain momentum and scale, with additional home builders selecting Sunrun as their preferred partner during the second quarter. Our pipeline of new homes continues to expand, spanning hundreds of communities which have been awarded or are already under construction. We grew this segment by more than 75% in the second quarter compared to the prior year, pro-forma for Vivint Solar, and are now working with over 20 of the top 30 homebuilders in California. Sunrun has increased its market share in this segment from less than 5% two years ago to well above 20% today.
•Legislators are recognizing that to decarbonize the economy, we must transition more household energy consumption to electricity. In July, Senator Heinrich introduced the Zero-Emission Homes Act which seeks to make household electrification easy and affordable through rebates of up to $10,000 per household for modern, zero emission electric appliances. Efforts to accelerate electrification turbocharge the fight against climate change while also helping to create millions of good-paying jobs across the country. Further home electrification has positive flywheel effects for Sunrun’s business, expanding our TAM, increasing the size of home solar and battery systems, and increasing the value of a managed portfolio of distributed energy assets.
•Policy makers also remain focused on extending renewable energy incentives as they recognize the importance of investing in clean energy as a way to address climate change, create jobs and improve the resilience of our energy infrastructure. Following the two-year extension of the Investment Tax Credit (ITC) in December 2020, President Biden has proposed a 10-year extension of the ITC, expected to be included in the budget reconciliation package later this year. The ITC has a proven track record of bipartisan support given the economic and environmental benefits.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and batteries can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar as a service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. These efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:

•Homes with electric vehicles consume approximately double the amount of electricity. Home solar and batteries are needed to meet this increased strain on the electric system and Sunrun is well positioned to be the provider of these services given our expertise managing and installing at-home energy infrastructure, our national footprint, and reputation as a trusted provider of clean energy services. We continue to innovate and set the stage for increased customer value and electricity usage by building larger systems and offering additional services. In May we announced a partnership with Ford to be the preferred installer for Ford Intelligent Backup Power, Ford’s Charge Station and home integration system, debuting with the all-electric F-150 Lightning. Sunrun co-developed the bi-directional inverter technology with Ford that can dispatch power back to the home, and Sunrun has been selected to distribute and install this technology. The F-150 Lightning can serve as a reliable home backup energy source by dispatching power to the home during a power outage event. Through this partnership, customers will also be provided with the opportunity to install a Sunrun solar and battery system on their home, enabling them to power their household with clean, affordable energy and charge their F-150 Lightning with the power of the sun.
•Our business development and policy teams are actively educating more utilities and grid operators on the valuable services networked distributed energy resources can provide. Sunrun has already forged 12 virtual power plant opportunities and has continued growing our pipeline. We have over $75 million in expected revenue from grid service opportunities that have been awarded or are in late-stage discussions. These opportunities provide incremental recurring revenue and offer an enhanced customer value proposition while also further

Exhibit 99.1

differentiating Sunrun’s offering from companies that lack the scale, network density, and technical capabilities to serve this market. We estimate that over 10% of geographies we serve today have beachhead virtual power plant opportunities in place, which is expected to expand to over 50% of our geographies in the coming years.
•In July, under a program approved by the Hawaii Public Utilities Commission, Hawaiian Electric launched an incentive for homeowners to expand their solar systems and add a battery, or simply to add a battery to an existing solar system. The program aims to procure 50 MWs of capacity to meet the void left by a retiring fossil fuel power plant, further recognizing that distributed solar and batteries are a valuable resource to the grid. The Hawaii Commission is encouraging customers to install batteries so as to keep their own lights on, as well as prevent system-wide blackouts. This is just one more instance proving that clean, distributed energy resources can and should replace fossil fuel power across the United States.
•Government leaders and agencies are focusing on ways to accelerate solar adoption by streamlining permitting and interconnection processes. Permitting and interconnection delays can stall residential solar projects by 3 to 6 months and add thousands of dollars of costs to each project. Sunrun has been an early collaborator and champion in helping develop an industry-wide web-based solar permitting tool called SolarAPP. Today, over 30% of our volume is located in areas where local building departments are evaluating SolarAPP or have already adopted online and instantaneous permitting, including testing in parts of Arizona, California, Maryland, Texas and South Carolina. Early results from jurisdictions that have adopted SolarAPP have seen more than a 50% reduction in the time spent to review solar permit applications. In July, the Department of Energy Secretary Granhom stressed the importance of SolarAPP. Funding to accelerate development and adoption was recently included in the latest State of California budget in addition to the recent federal appropriations bill.

ESG Efforts: Embracing Sustainability & Investing in Communities

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:
•Sunrun’s scale and market leadership continues to attract the best talent in the industry. Sunrun has grown its workforce by more than 25% since the beginning of the year, creating well-paying jobs in hundreds of communities across the country, and setting the foundation for accelerated growth.
•We remain committed to building a differentiated talent brand. We continue to invest in our people and have expanded the Sunrun Academy efforts to increase career advancement opportunities. As part of this initiative, Sunrun launched a program to further the development of our people whereby all employees have access to an expanded tuition reimbursement program to build skills needed for their career. This program will help us train the next leaders, especially with critical in-demand skills like electrical work. In Q2 we expanded our partnerships with the Department of Defense’s SkillBridge program to provide opportunities for servicemen and women returning from active duty while also establishing a new relationship with the Home Builders Institute to provide industry career pathways to transitioning service members.
•In April, Sunrun unveiled sustainability goals in its fourth annual Impact Report. These goals include offsetting more than 600 million metric tons of carbon emissions from the systems we will deploy over the next decade. We also set a goal to achieve net zero carbon emissions from our operations by 2040, to transition our vehicle fleet to one third electric or hybrid within five years, and to deploy at least 500 megawatts of solar to lower-income people across the country by 2030.
•The solar systems we deployed in Q2 are expected to prevent the emission of 4.1 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset more than 2.5 million metric tons of CO2.

Exhibit 99.1

Key Operating Metrics

In the second quarter of 2021, Customer Additions were 26,110, including 21,894 Subscriber Additions. As of June 30, 2021, Sunrun had 599,743 Customers, including 520,891 Subscribers.

Annual Recurring Revenue from Subscribers was $747 million as of June 30, 2021. The Average Contract Life Remaining of Subscribers was 17.2 years as of June 30, 2021.

Subscriber Value was $34,519 in the second quarter of 2021 while Creation Cost was $28,945. Net Subscriber Value was $5,574 in the second quarter of 2021. Net Subscriber Margin was lower than in prior periods given our accelerating sales activities and the upfront timing of cost recognition, as many costs are incurred ahead of installation volume recognition. The company estimates that Net Subscriber Margin would be $8,039 pro-forma for adjusting for these growth-related timing effects.

Total Value Generated was $122 million in the second quarter of 2021.

Gross Earning Assets as of June 30, 2021 were $8.6 billion. Net Earning Assets were $4.5 billion, which includes $858 million in total cash, as of June 30, 2021.

Solar Energy Capacity Installed was 185.6 Megawatts in the second quarter of 2021. Solar Energy Capacity Installed for Subscribers was 157.1 Megawatts in the second quarter of 2021.

Networked Solar Energy Capacity was 4,238 Megawatts as of June 30, 2021. Networked Solar Energy Capacity for Subscribers was 3,708 Megawatts as of June 30, 2021.

Outlook

Management now expects Solar Energy Capacity Installed growth to be 30% for the full-year 2021, pro-forma for Vivint Solar, an increase from the prior guidance range of 25% to 30% growth.
Total Value Generated is now expected to be in a range of $700-750 million for the full-year 2021, which has been adjusted primarily because of the effects of accelerating growth and timing of cost recognition.

Management continues to expect cost synergies derived from the acquisition of Vivint Solar to be approximately $120 million in run-rate synergies by the end of 2021.

Second Quarter 2021 GAAP Results

Total revenue was $401.2 million in the second quarter of 2021, up $219.9 million, or 121%, from the second quarter of 2020. Customer agreements and incentives revenue was $219.5 million, an increase of $113.4 million, or 107%, compared to the second quarter of 2020. Solar energy systems and product sales revenue was $181.7 million, an increase of $106.5 million, or 142%, compared to the second quarter of 2020.

Total cost of revenue was $328.9 million, an increase of 124% year-over-year. Total operating expenses were $542.9 million, an increase of 105% year-over-year.

Included in operating costs for the second quarter of 2021 were $12.4 million of non-recurring expenses, including $9.1 million in expenses related to litigation along with $3.4 million in restructuring costs related to the acquisition of Vivint Solar. Operating costs also include stock-based compensation expenses of $43.5 million in the second quarter of 2021.

Consistent with purchase accounting standards under GAAP, the fair value of outstanding equity awards for Vivint Solar employees was reevaluated upon the closing of the acquisition, which resulted in a step-up of the value of such awards, which will result in an increase to non-cash stock-based compensation expense until such awards have fully vested. Additionally, the value of Solar Energy Systems was recorded based on a fair value assessment, which was approximately $1.1 billion higher than the book value at the date of the acquisition, and will result in additional non-cash depreciation expense over the estimated useful life of the assets, partially offset by a write-off of Vivint Solar’s Cost to Obtain Customer Agreements.

Exhibit 99.1

Net loss attributable to common stockholders was $41.2 million, or $0.20 per share, in the second quarter of 2021.

Financing Activities

As of August 5, 2021, closed transactions and executed term sheets provide us expected tax equity and project debt capacity to fund over 430 megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through the end of the second quarter of 2021.

Leadership Changes

In a separate press release issued today, Sunrun announced that Co-Founder and CEO Lynn Jurich will transition to Executive Co-Chair of the Board, joining Edward Fenster; Mary Powell, a current Sunrun Director and former President and CEO of Green Mountain Power, will become the Company’s next CEO, effective August 31, 2021. The press release and additional information is available on the Company’s investor relations website at investors.sunrun.com.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2021 results and business outlook at 2:00 p.m. Pacific Time today, August 5, 2021. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing 877-407-5989 (toll-free) or 201-689-8434 (international). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the impact of COVID-19 on the Company and its business and operations; the Company’s leadership team; the Company’s financial and operating guidance and expectations; the Company’s business plan, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in the company’s business strategies, expectations regarding market share, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to manage supply chains and workforce; factors outside of the Company’s control such as macroeconomic trends, public health emergencies, natural disasters, and the impacts of climate change; the legislative and regulatory environment of the solar industry; and expectations regarding the Company’s storage and energy services businesses, the Company’s acquisition of Vivint Solar (including cost synergies), the Company’s partnership with Ford, anticipated emissions reductions due to utilization of the Company’s solar systems, expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the impact of COVID-19 on the Company and its business and operations; the successful integration of Vivint Solar; the Company’s leadership team and ability to retract and retain key employees; the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence and

Exhibit 99.1

spending; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s ability to attract and retain the Company’s relationships with third parties, including the Company’s solar partners; the Company’s continued ability to manage costs associated with solar service offerings; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the solar industry generally, an and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	June 30, 2021	December 31, 2020

Assets
Current assets:
Cash	$679,588	$519,965
Restricted cash	177,867	188,095
Accounts receivable, net	162,969	95,141
Inventories	341,423	283,045
Prepaid expenses and other current assets	34,805	51,483
Total current assets	1,396,652	1,137,729
Restricted cash	148	148
Solar energy systems, net	8,767,069	8,202,788
Property and equipment, net	58,855	62,182
Intangible assets, net	15,574	18,262
Goodwill	4,280,169	4,280,169
Other assets	910,369	681,665
Total assets	$15,428,836	$14,382,943
Liabilities and total equity
Current liabilities:
Accounts payable	$277,775	$207,441
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	33,421	28,627
Accrued expenses and other liabilities	312,746	325,614
Deferred revenue, current portion	113,959	108,452
Deferred grants, current portion	8,216	8,251
Finance lease obligations, current portion	10,612	11,037
Line of credit	217,284	—
Non-recourse debt, current portion	128,305	195,036
Pass-through financing obligation, current portion	16,791	16,898
Total current liabilities	1,119,109	901,356
Deferred revenue, net of current portion	722,234	690,824
Deferred grants, net of current portion	208,285	213,269
Finance lease obligations, net of current portion	10,295	12,929
Line of credit	—	230,660
Convertible senior notes	389,482	—
Non-recourse debt, net of current portion	4,874,487	4,370,449
Pass-through financing obligation, net of current portion	320,291	323,496
Other liabilities	230,263	268,684
Deferred tax liabilities	62,284	81,905
Total liabilities	7,936,730	7,093,572
Redeemable noncontrolling interests	599,313	560,461
Total stockholders’ equity	6,156,457	6,077,911
Noncontrolling interests	736,336	650,999
Total equity	6,892,793	6,728,910
Total liabilities, redeemable noncontrolling interests and total equity	$15,428,836	$14,382,943

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Customer agreements and incentives	$219,474	$106,095	$394,070	$205,219
Solar energy systems and product sales	181,692	75,199	341,890	186,806
Total revenue	401,166	181,294	735,960	392,025
Operating expenses:
Cost of customer agreements and incentives	177,339	83,422	337,616	161,699
Cost of solar energy systems and product sales	151,588	63,746	285,670	155,344
Sales and marketing	144,599	69,701	270,712	139,971
Research and development	5,150	4,971	11,022	9,017
General and administrative	62,916	41,756	148,546	69,830
Amortization of intangible assets	1,343	1,167	2,688	2,650
Total operating expenses	542,935	264,763	1,056,254	538,511
Loss from operations	(141,769)	(83,469)	(320,294)	(146,486)
Interest expense, net	(74,999)	(50,721)	(149,269)	(100,645)
Other (expenses) income, net	(11,553)	(148)	22,794	(98)
Loss before income taxes	(228,321)	(134,338)	(446,769)	(247,229)
Income tax (benefit) expense	(14,912)	211	(29,038)	(3,131)
Net loss	(213,409)	(134,549)	(417,731)	(244,098)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(172,165)	(120,987)	(352,698)	(202,577)
Net loss attributable to common stockholders	$(41,244)	$(13,562)	$(65,033)	$(41,521)
Net loss per share attributable to common stockholders
Basic	$(0.20)	$(0.11)	$(0.32)	$(0.35)
Diluted	$(0.20)	$(0.11)	$(0.32)	$(0.35)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	204,378	120,279	203,475	120,201
Diluted	204,378	120,279	203,475	120,201

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating activities:
Net loss	$(213,409)	$(134,549)	$(417,731)	$(244,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	95,190	51,994	187,145	103,015
Deferred income taxes	(14,563)	211	(28,689)	(3,131)
Stock-based compensation expense	43,463	22,018	121,492	29,327
Bonus liability converted to RSUs	—	(11,636)	—	—
Interest on pass-through financing obligations	5,452	5,896	10,846	11,773
Reduction in pass-through financing obligations	(10,939)	(9,569)	(21,158)	(19,258)
Other noncash items	28,943	8,859	492	20,301
Changes in operating assets and liabilities:
Accounts receivable	(40,048)	4,084	(72,359)	15,128
Inventories	(51,651)	47,107	(58,378)	50,064
Prepaid and other assets	(97,088)	(15,460)	(185,557)	(14,345)
Accounts payable	50,818	(43,331)	52,297	(98,935)
Accrued expenses and other liabilities	4,584	36,469	18,697	(15,198)
Deferred revenue	29,131	2,539	37,139	13,104
Net cash used in operating activities	(170,117)	(35,368)	(355,764)	(152,253)
Investing activities:
Payments for the costs of solar energy systems	(394,527)	(154,720)	(751,539)	(362,080)
Purchases of property and equipment, net	(5,473)	768	(5,512)	(2,337)
Net cash used in investing activities	(400,000)	(153,952)	(757,051)	(364,417)
Financing activities:
Proceeds from state tax credits, net of recapture	—	6,219	—	6,219
Proceeds from line of credit	217,283	—	424,979	43,475
Repayment of line of credit	(180,196)	(1,525)	(438,356)	(46,525)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	—	371,998	—
Proceeds from issuance of non-recourse debt	326,399	5,500	758,032	197,251
Repayment of non-recourse debt	(32,386)	(24,315)	(325,795)	(37,312)
Payment of debt fees	(13,517)	—	(28,877)	—
Proceeds from pass-through financing and other obligations	2,812	1,959	5,298	3,721
Payment of finance lease obligations	(3,050)	(2,592)	(6,137)	(5,545)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	328,297	204,045	575,990	374,949
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(41,821)	(20,937)	(89,734)	(39,929)
Acquisition of noncontrolling interests	—	—	(4,195)	—
Net proceeds related to stock-based award activities	10,466	8,950	19,007	11,369
Net cash provided by financing activities	614,287	177,304	1,262,210	507,673
Net change in cash and restricted cash	44,170	(12,016)	149,395	(8,997)
Cash and restricted cash, beginning of period	813,433	366,248	708,208	363,229
Cash and restricted cash, end of period	$857,603	$354,232	$857,603	$354,232

Exhibit 99.1

Key Operating and Financial Metrics

In-period volume metrics:	Three Months Ended June 30, 2021
Customer Additions	26,110
Subscriber Additions	21,894
Solar Energy Capacity Installed (in Megawatts)	185.6
Solar Energy Capacity Installed for Subscribers (in Megawatts)	157.1

In-period value creation metrics: (1)	Three Months Ended June 30, 2021
Subscriber Value Contracted Period	$31,519
Subscriber Value Renewal Period	$3,000
Subscriber Value	$34,519
Creation Cost	$28,945
Net Subscriber Value	$5,574
Total Value Generated (in millions)	$122

In-period environmental impact metrics: (1)	Three Months Ended June 30, 2021
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	2.5
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	4.1

Period-end metrics:	June 30, 2021
Customers	599,743
Subscribers	520,891
Networked Solar Energy Capacity (in megawatts)	4,238
Networked Solar Energy Capacity for Subscribers (in megawatts)	3,708
Annual Recurring Revenue (in millions)	$747
Average Contract Life Remaining (in years)	17.2
Gross Earning Assets Contracted Period (in millions)	$5,797
Gross Earning Assets Renewal Period (in millions)	$2,815
Gross Earning Assets (in millions)	$8,613
Net Earning Assets (in millions)	$4,460
Note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Exhibit 99.1

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 5%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Exhibit 99.1

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Public Relations Manager
press@sunrun.com